SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)

                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: GLEN RAUCH FUNDS
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Address of Principal Business Office (No. & Street, City, State Zip Code):
44 WALL STREET, NEW YORK, NY   10005
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Telephone Number (including area code):  (212) 363 - 9760
                                         ----------------
Name and Address of agent for service of process:
GLEN R. RAUCH, 44 WALL STREET, NEW YORK, NY 10005
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
form N-8A:  Yes [X]  No [   ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 12th day of October, 2000.

[SEAL]                                      Signature GLEN RAUCH FUNDS
                                                      ----------------
                                                      (Name of Registrant)


                                             By /S/ GLEN R. RAUCH
                                                -------------------

                                                     (Name of director, trustee
                                                      or officer signing on
                                                      behalf of Registrant)

                                             PRESIDENT, TRUSTEE AND CHAIRPERSON
                                             ----------------------------------
                                                          (Title)

Attest:/S/ CHERYL SPINELLA BETSY
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       TRUSTEE, SECRETARY AND TREASURER
       --------------------------------
       (Title)